Exhibit 99.2
Form of Important Notice Regarding the Availability of Materials

Hawaiian Electric Industries, Inc.

You are receiving this communication because you hold securities in Hawaiian Electric Industries, Inc. (“HEI”). HEI has released informational materials regarding its spin-off of its wholly owned subsidiary, ASB Hawaii, Inc. (“ASB Hawaii”), the direct parent company of American Savings Bank, F.S.B., that are now available for your review (the “Spin-Off Materials”). This notice provides instructions on how to access the Spin-Off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Spin-Off Materials.
The spin-off is being conducted in connection with the proposed combination of HEI with NextEra Energy, Inc., which was announced on December 3, 2014 and approved by HEI’s shareholders on June 10, 2015 (the “HEI Merger”). Completion of the spin-off is one of a number of conditions to completion of the HEI Merger, and the spin-off is contingent upon all other conditions to completion of the HEI Merger having been satisfied or waived.
We expect the spin-off to occur on ________ __, 2016, prior to completion of the HEI Merger. To effect the spin-off, HEI will distribute all of the outstanding shares of ASB Hawaii common stock on a pro rata basis to the holders of HEI common stock. Following the spin-off, ASB Hawaii will be an independent, publicly traded company. HEI is not soliciting proxy or consent authority from shareholders in connection with the spin-off.
You may view the Spin-Off Materials online at http://www.cstview.com/HEI/2016 and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper or e-mail copy on or before ________ __, 2016 to facilitate timely delivery.

See the reverse side of this notice for instructions on how to access the Spin-Off Materials.

COMPANY ID:

HAWAIIAN ELECTRIC INDUSTRIES, INC. P.O. BOX 730 HONOLULU, HAWAII 96808-0730	CONTROL NUMBER:

-  How to Access the Spin-Off Materials  -

The following Spin-Off Materials are available to you to review:

ASB Hawaii, Inc. Information Statement

ACCESSING THE MATERIALS ONLINE Visit http://www.cstview.com/HEI/2016.

REQUESTING A PAPER OR E-MAIL COPY OF THE MATERIALS

If you want to receive a paper or e-mail copy of these materials, you must request one.
There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

By Internet:     Visit http://www.cstview.com/HEI/2016
and follow the instructions provided

By Telephone:     Call the toll-free telephone number ____________
and follow the instructions provided

By E-mail:     Send an e-mail to _________________________
with the company name and your control number
(located on the previous page) in the subject line

Please make your request for a copy on or before ________ __, 2016 to facilitate timely delivery.

THIS NOTICE WILL ENABLE YOU TO ACCESS
MATERIALS FOR INFORMATIONAL PURPOSES ONLY